Exhibit 10.26

First Amendment

to the

Deferred Compensation Plan for Directors and Executives
of Midland States Bancorp, Inc.

(As Amended and Restated Effective December 31, 2015)

Whereas,  Midland States Bancorp, Inc. (the “Company”) maintains the Deferred Compensation Plan for Directors and Executives of Midland States Bancorp, Inc. as amended and restated effective December 31, 2015 (the “Plan”);

Whereas,  pursuant to Section 9 of the Plan, the Company’s board of directors (the “Board”) may, in its sole discretion, amend the Plan from time to time;

Whereas, the Board has previously delegated to the Company’s Bank Compensation and Benefits Committee (the “Committee”) the authority to (1) construe and interpret the Plan, (2) promulgate, amend and rescind rules and regulations relating to the implementation, administration and maintenance of the Plan, and (3) subject to the terms and conditions of the Plan, make all determinations necessary or advisable for the implementation, administration and maintenance of the Plan including, without limitation, determining the eligible executives and correcting any technical defect(s) or technical omission(s), or reconciling any technical inconsistencies, in the Plan; and

Whereas,  pursuant to the Board’s delegation of authority, the Committee believes it is appropriate to amend the Plan to allow for limited cashouts of small account balances, in accordance with applicable provisions of the Treasury regulations, to ease the administration of the Plan;

Now, therefore, effective as of August 15, 2016, the Plan be and hereby is amended in the following particulars:

1.The following new Section 7.6 shall be added to the Plan as a part thereof immediately following the existing Section 7.5 of the Plan:

“Limited Cashouts.  Notwithstanding any provision of the Plan or any Participant election to the contrary, the Committee may accelerate payment of a Participant’s  Subaccount(s) to the extent that (i) the aggregate amount of the Participant’s  Subaccount(s) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, (ii) the payment results in the termination of the Participant’s entire interest in the Plan and any plans that are aggregated with the Plan pursuant to Treas. Reg. Section 1.409A-1(c)(2), and (iii) the Committee’s decision to cash out the Participant’s  Subaccount is evidenced in writing no later than the date of payment.”

2.In all other respects the Plan shall remain in full force and effect.

In witness whereof, the Committee has caused this First Amendment to be executed by its duly authorized representative this 15th day of August, 2016.

Bank Compensation and Benefits Committee

By:	/s/ Sharon Schaubert

Its:	SVP Banking Services